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                                                                      EXHIBIT 10

                                     LOGO
                                  BERTUCCI'S
                                  ----------
                            BRICK OVEN PIZZERIA(R)

                                                                   May 20, 1998

To Our Stockholders:

  On behalf of the Board of Directors of Bertucci's, Inc. (the "Company"), we are pleased to inform you that, on May 13, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with NE Restaurant Company, Inc. and its wholly-owned subsidiary, NERC Acquisition Corp., pursuant to which NERC Acquisition Corp. has today commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares (the "Shares") of the Company's Common Stock at $10.50 per Share. Under the Merger Agreement, the Offer will be followed by a merger (the "Merger") in which any remaining Shares will be converted into the right to receive $10.50 per Share in cash, without interest thereon.

  Your Board of Directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, approved the Offer and the Merger, and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

  In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the terms and conditions of the Merger Agreement and the fairness opinion of NationsBanc Montgomery Securities LLC ("NMS"), the Company's financial advisor, addressed to the Special Committee of the Company's Board of Directors and the text of which is more fully described in the attached Schedule 14D-9. Holders of Shares are urged to read the NMS opinion in its entirety.

  In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated May 20, 1998, of NERC Acquisition Corp., together with related materials, including a Letter of Transmittal, to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read the enclosed materials carefully in making your decision with respect to tendering your Shares pursuant to the Offer.

                                     On behalf of the Board of Directors,

                                     /s/ Joseph Crugnale

                                     Joseph Crugnale
                                     President and Chairman